Official Translation of
                               Principle Agreement


The private company "Thomas Regout International BV", according to its Articles of Association with its corporate seat in Maastricht, hereinafter: "Thomas Regout International", in the present matter duly represented by Mr. W.J. Dammers.

and

the public law entity, the municipality of Maastricht, with seat in Maastricht, hereinafter: "the Municipality", in the present matter duly represented by: Mr. Ph.J.I.M. Houben.

Whereas

Thomas Regout International is the legal owner of several parcels of land on the "Bosscherveld" industrial estate in Maastricht;

The Municipality requires the title to these parcels and others in order to realize the transformation process of the west bank of the Maas;

Thomas Regout International is willing to transfer the title of these parcels to the Municipality, if and to the extent that it is paid a realistic market price and is given the opportunity to relocate to an alternative industrial property, and if the relocation can be arranged in such a way as not to disrupt its production process.

Do hereby agree as follows:

A. The sale of the parcels of land currently belonging to Thomas Regout International

Article 1: The sale of the parcels of land currently  belonging to Thomas Regout
           International


     1.1 Thomas Regout International hereby sells to the Municipality, in the same way that the Municipality hereby purchases from Thomas Regout International, the parcels of property known at the Land Registry as Municipality of Maastricht, section H, number 2597, measuring 2 hectares, 89 ares and 65 centiares, section D, number 3877, measuring 8 ares and 50 centiares, both parcels known locally as no. 40, Industrieweg, and section H, number 2555, measuring 93 ares and 9 centiares, known locally as no. 41-43, Sandersweg, hereinafter jointly: "the property".

     1.2 The Municipality of Maastricht intends to use the property for the transformation process of the west bank of the Maas, in connection with which the Municipality of Maastricht will enter into a joint venture with Stichting Bedrijfspensioenfonds voor de Bouwnijverheid and ING Vastgoed. Thomas Regout International does not object to this proposed use, to the extent it will not affect its business operations on its present location, or the orderly relocation of that business.

Article 2: The purchase price

     2.1 The purchase price of the property is NLG 25,000,000 (twenty-five million Dutch guilders) (EUR 11.344.505,40). The costs of transfer, including the taxes due to the delivery and obtaining of the premises, will be paid by the Municipality. In case VAT is due above the purchase price, it is expressly agreed that the taxes due includes VAT.

     2.2  The Municipality will pay this purchase price on the Date of Transfer.

Article 3: The deed of delivery

     3.1  The  property  will  be  delivered  beneficially  and  legally  to the
          Municipality. Delivery expressly does not include the Sold machinery on location, company installations and inventory, among which the supplementary materials should be included as mentioned in article
          3.254 Civil Code. The purchase price does not include any compensation for the Sold machinery on location, company installations and inventory. In as far as the machinery, company installments and inventory fall under property, they will be expressly excluded from the economic transfer.

     3.2 The deed of delivery of the property will be executed before a civil law notary to be designated by the Municipality at the latest on December 30, 2001, hereinafter: "Date of Transfer".

Article 4: The condition of the property upon transfer of the economic ownership

     4.1 The property will be delivered on the Date of the Transfer, free of mortgages and attachments, but including any other real rights and qualitative obligations with which the parcels may be charged.

Article 5:  Continued  use by lease

     5.1 After the Date of Transfer, Thomas Regout International will remain authorized to continue using the property by lease until December 31, 2005 or such later date as is necessary for Thomas Regout International's Alternative Parcel to be ready for occupancy, plus a reasonable period for relocating its business activities.

     5.2 Thomas Regout has to pay for the continue use of the property after the Date of Transfer a sum of NLG 11,02 (EUR 5,00) per month, added with VAT.

          Two years after the property is ready for construction work to commence and the permits and licenses for the new premises become final, especially the building and environmental permits and licenses, the rent is increased to a sum of NLG 100,000 (EUR 45.378,02) per month, added with VAT, for the continued use of the property.

          Subsequently each six months the rent per month will be increased with NLG 50.000,-- (EUR 22.689,01), added with VAT, till a maximum of NLG 250.000,-- (EUR 113.445,05) rent per month.

     5.3 As long as Thomas Regout International continues using the property, its entire maintenance will be for Thomas Regout International's account. Thomas Regout International must keep the property in a satisfactory state of maintenance until the date on which it is vacated.

     5.4 All real charges, taxes (including the property tax payable by both the user and the owner) and insurance payable during the continued use, until the date on which the property is vacated, will be for account of Thomas Regout International.

     5.5 As long as Thomas Regout International continues using the property, the Municipality is authorized to obtain access in consultation with Thomas Regout International, in order to conduct studies to prepare the property for the future use proposed by the Municipality, to the extent these studies do not damage the property and do not disrupt Thomas Regout International's production process.

Article 6: After lease termination of the Property continuing use for the purpose of the production and storage of curtain rails

     6.1 Thomas Regout International is using part of the property measuring circa 5,500 sq.m. for the purpose of the production and storage of curtain rails. After termination of the use as described in article 5.1, Thomas Regout International will be entitled to continue to use by rent that part of the property for this purpose until further notice.

     6.2 Thomas Regout International has to pay for the continuing use of the property measuring 5,500 sq.m. from the date of termination of the lease with respect to the whole premises as described in article 5.1. a rent of NLG 11,02 (EUR 5,00), added with VAT.

     6.3  Thomas  Regout   International   must  give  one  month's   notice  of
          termination. The Municipality must give nine month's notice of termination. Either way notice of termination must be given in writing and can be done without reason.

     6.4 As long as Thomas Regout International continues using the part of the property of 5.500 sq.m up to the actual hand-over of this part of the property, its entire maintenance will be for Thomas Regout International account. All real charges, taxes (including the property tax payable by both the user and the owner) and insurance payable during the continued use, until the date on which the property is vacated, will be for account of the Municipality.

Article 7: Actual hand-over of the property at the end of the continued use

     7.1 Thomas Regout International will hand over the property to the Municipality empty and vacated, and free of tenancies and/or use at the end of the continued use, herein: "vacated". If Thomas Regout International opts of its right of continued use of the part of the property as described in Article 6.1. Thomas Regout International is only obliged to actual hand-over this part if the right of continued use is ended .

     7.2 Thomas Regout International will hand over the property to the Municipality with its fixtures. Nonetheless, Thomas Regout International will be authorized to remove from the property any items which it needs for its business operations at the end of the continued use as described in Article 5.1. and/or Article 6.1., whereupon Thomas Regout International will not be required to adjust any costs or to pay the Municipality any compensation whatsoever.

Article 8: Soil contamination

     8.1 The Municipality declares that it is aware of the use which Thomas Regout International and/or any allied companies currently makes and has made of the property in the past, and that it has taken note of the soil inspection reports, as mentioned in detail in the letter dated December 14th, 2001 and in particular the `Nader bodemonderzoek TR-1 te Maastricht' of November 20, 1998, drawn up by Tebodin B.V.

     8.2 The Municipality hereby accepts the property together with the present soil contamination, and any soil contamination which may be caused by Thomas Regout International's and/or any allied companies normal business operations.

     8.3 Thomas Regout International and/or any allied companies is only liable for contamination and required to compensate the resulting decontamination costs, if there is question of a serious soil contamination within the meaning of the `Wet Bodemverontreiniging' [the Dutch Soil contamination Act] which is caused after the signing date of the present agreement as a result of a deliberate act or omission by Thomas Regout International and/or of violation of the environmental permit and which is such that decontamination is urgent on the basis of the current use of the property.

     8.4 The Municipality will indemnify Thomas Regout International and/or any allied companies against liability for existing soil contamination against thirds, the Kingdom of the Netherlands included.

B.     Alternative location

Article 9: The sale

     9.1 The Municipality will offer Thomas Regout International a parcel of land on the industrial estate on the "Eijsden-Maastricht" zoning plan with a maximum of 4 hectares, as marked as a hatched area in detail on the site plan annexed hereto as annex 1 (hereinafter: "the Alternative Parcel").

     9.2 Upon first request of Thomas Regout the parties will fix the precise location of the Alternative Parcel by joint consent, taking account not only of the expected layout and the schedule of requirements of the new Thomas Regout International premises but also the extent in which the remaining area can be usefully parceled out. In any case, it will be an unbroken parcel that will not be separated by a road.

     9.3 The Alternative Parcel will be delivered ready for construction work to commence and will also be environmentally suited for Thomas Regout International proposed industrial use.

     9.4 The Alternative Parcel will be bought in the expectation that Thomas Regout International and/or any allied companies will use the alternative parcel for production purposes. If, for any reason, Thomas Regout International wishes to dispose of the alternative parcel before construction work commences, it will be required to offer it first to the Municipality on the same financial terms specified in article 10 as those on which it acquired the Alternative Parcel from the Municipality.

     9.5 The Alternative Parcel will be delivered together with the public utilities customary for this type of industrial estate.

Article 10: The Purchase price

     10.1 The purchase price of the Alternative Parcel is NLG 110 (EUR 49,92) per m2, excluding VAT, price level as of December 31, 2002. At the time of the legal transfer of the Alternative Parcel, the purchase price will be fixed on the basis of the actual surface area being offered.

     10.2 The purchase price of the Alternative Parcel must be paid at the date of the Deed of Transfer of the Alternative Parcel. The purchase price will be increased with interest at a rate of 7% per annum as soon as Thomas Regout International acquires irrevocable building and environmental permits and licenses, but no earlier than as of January 1, 2003.

Article 11: The transfer of the legal ownership

     11.1 The deed of delivery for the transfer of the legal ownership of the Alternative Parcel will be executed before a civil-law notary designated by Thomas Regout International 6 weeks after Thomas Regout International acquires valid building and environmental permits and licenses and the parcel for the alternative location is ready for construction work to commence.

Article 12: The development of the new Thomas Regout International premises

     12.1 Thomas Regout International will realize its new premises on the alternative parcel on the industrial estate after the notarial deed of delivery is executed for the property.

     12.2 Thomas Regout International will form a construction team to develop the construction plan, which will include a representative from the Municipality. The construction team may not adopt resolutions on the development of the plan and the new premises, and Thomas Regout International will have sole and exclusive control at all times.

          The  construction  team will discuss,  `inter alia',  which public law procedures will need to be followed for the development and realization, and for the operation and preservation of the permits and licenses necessary for Thomas Regout International's business operations. This team will also discuss which planning procedures must be followed in order to realize the new premises. The point of departure for scheduling the construction of the new premises is that these premises must have an irrevocable zoning scheme, necessary permits and licenses and production must be able to commence on or around June 30 2005.

     12.3 Thomas Regout International will develop a plan for new construction, for which building and environmental permits and licenses before July 1, 2003. Thomas Regout International is obliged to render without any delay all necessary information for the permits asked for to the Municipality upon request by the responsible civil-servant.

C.     Final provisions

Article 13: Further agreements

     13.1 The Municipality and Thomas Regout International will enter into a deed of delivery for the property with due observance of the present agreement.

     13.2 The Municipality and Thomas Regout International will enter into a deed of legal transfer for the Alternative Parcel with due observance of the present agreement.

Article 14: Reservation

     14.1 Thomas Regout International enters into the present agreement on the condition that it obtains the approval of its shareholder and the shareholder of Thomas Regout International Holding B.V.

     14.2 The parties are required to submit to each other the present agreement for approval as soon as possible after signing and to notify the other party of the outcome. If either party fails to obtain the necessary approval, the present agreement will become ineffective and the parties will jointly negotiate the new situation.

Thus done...